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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
UnitedGlobalCom, Inc.:

We consent to the incorporation by reference in the following registration statements of UnitedGlobalCom, Inc. of our report dated March 8, 2004 with respect to the consolidated balance sheets of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for the years then ended, which report appears in this December 31, 2003 Annual Report on Form 10-K of UnitedGlobalCom, Inc.

Form	Registration Statement No.	Description
S-8	333-84234	1993 Employee Stock Option Plan, effective March 13, 2002
S-8	333-84236	1993 Director's Stock Option Plan, effective March 13, 2002
S-8	333-84238	1998 Director's Stock Option Plan, effective March 13, 2002
S-3	333-111839	Registration of Class A Common Stock, effective January 20, 2004

Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in 2002 and in 2003 a change in the method of accounting for gains and losses on the early extinguishment of debt.

Our report refers to the revisions to the 2001 consolidated financial statement to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries other than with respect to such disclosures.

                      KPMG LLP

Denver, Colorado
March 8, 2004

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  Exhibit 23.1